Anthony C. Weagley, Vice President and Treasurer


CENTER BANCORP, INC. NAMES STEPHEN J. LaMONT AND KENNETH W. BATTIATO TO BOARD OF DIRECTORS

Union, New Jersey, August 25, 2005 ---Center Bancorp Inc. (NASDAQ, NM: CNBC) parent company to Union Center National Bank of Union, New Jersey, announced that at its board meeting on September 22, 2005 the Corporation named Stephen J. LaMont and Kenneth W. Battiato to the Board of Directors.

Mr. LaMont is a Certified Public Accountant with the firm of Stephen J. LaMont CPA and Mr. Battiato is the president and principal shareholder of Townley Sweeping Services, Inc., Union New Jersey, a specialty service company that specializes in parking lot professional sweeping, roll-off dumpster service, construction services, residential maintenance and repair and property management.

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates thirteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Madison, Millburn/Vauxhall, Morristown (3 locations), Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union New Jersey Transit train station and in Union Hospital. The Bank also received recent approvals to install and operate two additional off-premise ATM locations in the Chatham and Madison New Jersey Transit Stations.

Union Center National Bank is the largest commercial Bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank visit our web site at "http://www.centerbancorp.com" ~http://www.centerbancorp.com.

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All non-historical statements in this press release (including statements regarding future net interest margin, anticipated growth in the loan portfolio and overall performance) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.